Exhibit 99.1

FOR IMMEDIATE RELEASE

Covidien Ltd. Cautions Shareholders on “Mini-Tender” Offer by TRC Capital Corporation

PEMBROKE, Bermuda, July 27, 2007 – Covidien Ltd. (NYSE: COV; BSX: COV) today announced that it has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC) for TRC to purchase for cash up to two million shares of Covidien common stock (approximately 0.4% of the outstanding shares), at a price of $42.75 per share. TRC’s offer price of $42.75 represented a 3.5% discount to the closing price of $44.30 per share on the New York Stock Exchange (NYSE) on July 16, 2007, the day before the commencement of TRC’s unsolicited mini-tender offer.

Covidien does not endorse TRC’s unsolicited mini-tender offer, and urges its shareholders to exercise caution in considering the offer or determining to sell any shares in the offer. Covidien is not in any way associated with TRC, this mini-tender offer or the offer documentation.

Market volatility before the expiration of the “mini tender” offer may cause the value of Covidien shares trading in the open market to be higher (as it was on the date that the offer price was announced) or lower than the value currently offered by TRC. Covidien urges investors to obtain current market quotes for their Covidien shares, to consult with their financial advisors and to exercise caution with respect to TRC’s offer.

The SEC has issued “Tips for Investors” regarding mini-tender offers, which note that often in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory is available at www.sec.gov/investor/pubs/minitend.htm.

Covidien encourages stockbrokers and dealers, as well as other market participants, to review both the SEC and the NYSE recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27, issued by the NYSE on September 28, 2001, which can be found under the “NYSE Regulation — Rules & Interpretations — Information Memos” tab at www.nyse.com.

ABOUT COVIDIEN LTD.

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines, including Surgical Devices, Energy-based Devices, Respiratory and Monitoring Solutions, Patient Care and Safety Products, Imaging Solutions, Pharmaceutical Products, Medical Supplies and Retail Products. With 2006 revenue of nearly $10 billion, Covidien has more than 43,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. For additional information, please visit our website, www.covidien.com.

SOURCE:
Covidien Ltd.

CONTACTS:
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Wayde McMillan
Director	Director
Financial Communications	Investor Relations
508-452-4372	508-452-4387
bruce.farmer@covidien.com	wayde.mcmillan@covidien.com